Exhibit 99.1

American Public Education Reports Second Quarter 2016 Results

CHARLES TOWN, W.Va., Aug. 9, 2016 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCON) – announced financial results for the quarter ended June 30, 2016.

Recent Results:

  Second quarter 2016 consolidated revenue decreased 4.5% to $76.7 million, compared to $80.3 million in the same period of 2015.
  Consolidated income from operations before interest income and income taxes decreased 7.8% to $10.7 million in the second quarter of 2016, compared to $11.6 million in the same period of 2015.
  Net income for the second quarter of 2016 decreased to $6.6 million, or $0.41 per diluted share, compared to $7.1 million, or $0.42 per diluted share, in the same period of 2015.
  Net course registrations at American Public University System decreased approximately 8% in the second quarter of 2016, compared to the prior year period. Net course registrations by returning students decreased approximately 5% year-over-year and net course registrations by new students decreased approximately 22% year-over-year in the second quarter of 2016.
  Active student enrollment at American Public University System decreased 12% year-over-year to 91,800 students as of June 30, 2016.
  Total student enrollment at HCON decreased approximately 8% to 1,770 students for the three months ended June 30, 2016.

Financial Results:

Total consolidated revenue for the second quarter of 2016 decreased 4.5% to $76.7 million, compared to total revenue of $80.3 million in the second quarter of 2015. Consolidated income from operations before interest income and income taxes in the second quarter of 2016 decreased 7.8% to $10.7 million, compared to $11.6 million in the second quarter of 2015. Net income for the second quarter of 2016 was $6.6 million, or $0.41 per diluted share, compared to net income of $7.1 million, or $0.42 per diluted share for the second quarter of 2015. The weighted average diluted shares outstanding for the second quarter of 2016 and 2015 were approximately 16.2 million and 16.9 million, respectively.

For the six months ended June 30, 2016, total consolidated revenue decreased 3.0% to $160.7 million, compared to $165.7 million in the prior year period. Consolidated income from operations before interest income and income taxes for the six months ended June 30, 2016 was $26.6 million, compared to $26.0 million in the prior year period. Net income for the six months ended June 30, 2016 was $16.9 million, or $1.05 per diluted share, compared to net income of $15.9 million, or $0.93 per diluted share in the prior year period. The weighted average diluted shares outstanding for the six months ended June 30, 2016 and 2015 were approximately 16.2 million and 17.1 million, respectively.

Total cash and cash equivalents as of June 30, 2016 were approximately $124.1 million with no long-term debt. Capital expenditures were approximately $6.9 million for the six months ended June 30, 2016, compared to $12.8 million in the prior year period. Depreciation and amortization was $9.7 million for the six months ended June 30, 2016, compared to $9.3 million for the same period of 2015.

Registrations and Enrollment:

American Public University System[1]
For the three months ended June 30,	2016	2015	% Change
Net Course Registrations by New Students	10,500	13,500	-22%
Net Course Registrations	82,000	89,000	-8%

For the six months ended June 30,	2016	2015	% Change
Net Course Registrations by New Students	23,100	28,300	-18%
Net Course Registrations	177,800	188,600	-6%

As of June 30,
Active Student Enrollment[2]	91,800	104,400	-12%

Hondros College of Nursing[3]
For the three months ended June 30,	2016	2015	% Change
New Student Enrollment	350	400	-13%
Total Student Enrollment	1,770	1,930	-8%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS Active StudentEnrollment represents the number of unique students who remain enrolled in a course past the first week of class or who have completed at least one course for which a grade was received within the last 12 months.

3HCONStudent Enrollment represents the total number of students enrolled in a course immediately after the quarter's add/drop period.

Third Quarter 2016 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates third quarter 2016 consolidated revenues to decrease between approximately 6% and 3% year-over-year, compared to the prior year period of 2015. The Company expects consolidated net income of between $0.26 and $0.31 per diluted share in the third quarter of 2016.

American Public Education also expects the following results from its subsidiaries in the third quarter of 2016:

  At American Public University System, net course registrations by new students are expected to decrease between 27% and 23% year-over-year and net course registrations are expected to decrease between 13% and 10% year-over-year.
  At Hondros College of Nursing, new student enrollment decreased by approximately 20% year-over-year and total student enrollment decreased by approximately 11% year-over-year for the three months ended September 30, 2016.3

Webcast:

A live webcast of the Company's second quarter 2016 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education
American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 90,000 adult learners worldwide and offer approximately 100 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements
Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Report on Form 10-Q for the period ended June 30, 2016 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2016	2015
	(Unaudited)

Revenues	$76,745	$80,263
Costs and expenses:
Instructional costs and services	29,186	29,696
Selling and promotional	14,984	16,152
General and administrative	17,090	18,141
Depreciation and amortization	4,825	4,698

Total costs and expenses	66,085	68,687

Income from operations before
interest income and income taxes	10,660	11,576
Interest income, net	37	31

Income before income taxes	10,697	11,607
Income tax expense	4,172	4,548
Equity investment income/(loss)	71	14

Net income	$6,596	$7,073

Net Income per common share:
Basic	$0.41	$0.42
Diluted	$0.41	$0.42

Weighted average number of
common shares:
Basic	16,059	16,820
Diluted	16,196	16,923

	Three Months Ended
Segment Information:	June 30,
	2016	2015
Revenues:
American Public Education, Inc.	$69,529	$72,578
Hondros College of Nursing	$7,216	$7,685
Income from continuing operations before
interest income and income taxes:
American Public Education, Inc.	$10,315	$10,815
Hondros College of Nursing	$345	$761

	Six Months Ended
	June 30,
	2016	2015
	(Unaudited)

Revenues	$160,711	$165,707
Costs and expenses:
Instructional costs and services	58,894	59,956
Selling and promotional	31,453	33,171
General and administrative	34,020	37,246
Depreciation and amortization	9,714	9,287

Total costs and expenses	134,081	139,660

Income from operations before
interest income and income taxes	26,630	26,047
Interest income, net	74	41

Income before income taxes	26,704	26,088
Income tax expense	10,439	10,198
Equity investment income/(loss)	671	(24)

Net income	$16,936	$15,866

Net Income per common share:
Basic	$1.06	$0.93
Diluted	$1.05	$0.93

Weighted average number of
common shares:
Basic	16,049	16,972
Diluted	16,155	17,102

	Six Months Ended
Segment Information:	June 30,
	2016	2015
Revenues:
American Public Education, Inc.	$145,794	$150,030
Hondros College of Nursing	$14,917	$15,677
Income from continuing operations before
interest income and income taxes:
American Public Education, Inc.	$25,552	$24,131
Hondros College of Nursing	$1,078	$1,916

Logo - http://photos.prnewswire.com/prnh/20160324/347796LOGO

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371, or Christopher L. Symanoskie, IRC, Vice President, Investor Relations, 703.334.3880